Exhibit 5.01

July 15, 2010

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Google Inc., a Delaware corporation (the “Registrant” or “you”), in connection with the filing of the Registration Statement on Form S-3 (File No. 333-166137) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on April 16, 2010, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) shares of your Class A common stock issuable pursuant to the Google Inc. 2004 Stock Plan (the “Plan”), and (2) nonstatutory stock options to purchase shares of your Class A common stock that may be granted by you under the Plan.

We have examined the Registration Statement, together with the exhibits and the documents incorporated by reference therein, and the two forms of prospectus, each to be filed with the Commission pursuant to Rule 424(b) of the Securities Act on or about July 16, 2010 (the “Prospectuses”), in connection with the registration under the Securities Act of (1) an additional 6,500,000 shares of your Class A common stock (the “Shares”) issuable pursuant to the Plan, including Shares that may be issued upon the exercise of nonstatutory stock options by your employees or, if such options are amended as described in the Registration Statement and Prospectuses (the “Warrants”), by financial institutions participating in your Transferable Stock Option program, and (2) nonstatutory stock options to purchase shares of your Class A common stock (the “Options”) that may be granted by you under the Plan. In addition, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan, the issuance and sale of the Shares pursuant to the exercise of the Warrants, and the grant of the Options under the Plan. Furthermore, we have made such other investigations and have reviewed the proceedings of your Board of Directors relating to the Registration Statement, the Prospectuses, your Certificate of Incorporation and Bylaws, in each case as amended, the Options, the Warrants, and such other documents and instruments as we have deemed necessary to the rendering of the following opinions.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and non-assessable, (2) the Shares, when issued and sold in conformance with the terms and conditions of the Warrants, will be legally and validly issued, fully paid and non-assessable, and (3) the Options will constitute legally valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered at law or in equity).

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.